Via Facsimile and U.S. Mail
Mail Stop 6010



September 30, 2005


Mr. Ricardo Espirito Santo Silva Salgado
Chairman of the Board and Principal Executive and Financial
Officer
Espirito Santo Financial Group S.A.
231, Val des Bons-Malades
L-2121 Luxembourg-Kirchberg


Re:	Espirito Santo Financial Group S.A.
	Form 20-F for Fiscal Year Ended December 31, 2004
	Filed June 30, 2005
	File No. 001-12060


Dear Mr. Salgado:

      We have completed our review of your Form 20-F and have no further comments at this time.


								Sincerely,



								Jim Atkinson
								Accounting Branch Chief

??

??

??

??